Exhibit 10.14

TOLL MANUFACTURING AGREEMENT

No.: BKT-10001

Party A: Changzhou Bioconcept Medical Devices Co., Ltd.

Party B: Changzhou Kanghui Medical Innovation Co., Ltd.

In the principle of equality, good faith and mutual benefit and upon consultation, Party A and Party B agree that Party B will manufacture for Party A dental implant parts and accessories surgical instruments for dental implant on the terms set forth below:

1. Confidentiality. Without Party A’s consent, Party B shall disclose no drawings or related information to any third party. If Party B is in breach of its confidentiality obligations, Party A has the right to terminate Party B’s rights relating to toll manufacturing.

2. Technical Requirements. Party B shall perform toll manufacturing service in strict compliance with the drawings, process and raw materials provided by Party A. Product inspection shall be carried out in strict compliance with the inspection practice guidelines confirmed by both parties.

3. Party B shall manufacture for Party A dental implant parts and surgical instruments for dental implant. At the end of each month, Party A shall provide Party B with the production plan of the next month. The amount of products delivered by Party B to Party A shall not be 10% more or less than the amount set forth in Party A’s orders and any surplus shall be returned and any deficiency shall be supplemented.

4. Party A and Party B will determine the processing cost on a piece basis (see attachment). If Party B’s materials are to be used, the payment for goods will be determined based on the amount of finished products; if Party A’s materials are to be used, the payment for goods will be determined based on the processing fee. In using Party A’s materials, Party B shall ensure a 90% or higher usage percentage during the toll manufacturing, otherwise Party B shall compensate Party A for the appropriate materials costs (can be deducted from the processing fee payable to Party B).

5. Payment. For each lot of products delivered to Party A, Party A shall deliver to Party B a inspection and acceptance list within one month (if a special circumstance occurs and Party A cannot deliver the list within one month, both parties shall consult to resolve the problem). Party B shall issue a VAT invoice to Party A based on the aforementioned list and the payment shall be settled within 60 days after the issuance of the invoice.

6. Liability for Breach. The parties shall consult to resolve the problem.

7. This agreement is made in duplicate and both copies shall be of equal validity. This agreement shall take effect upon the execution by both parties with their official seals affixed hereto.

8. This agreement shall have a term from January 1, 2010 to December 31, 2010.

Party A: /s/ Changzhou Bioconcept Medical Devices Co., Ltd.	Party B: /s/ Changzhou Kanghui Medical Innovation Co., Ltd.

/affixed with official seal/	/official seal affixed/

Party A’s Representative /signature/: (Signature illegible)	Party B’s Representative /signature/: (Signature illegible)

Date: January 1, 2010	Date: January 1, 2010

Tel: 0519-85172266	Tel: 0519-85195909

Fax: 0519-85172299	Fax: 0519-85195909